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                                                                    Exhibit 23.5



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 1998 (except Note 10 as to which the date is July 16, 1998) with respect to the financial statements of ComTel UK Finance B.V., and of our report dated June 5, 1998 (except Note 9 as to which the date is July 16, 1998) with respect to the combined financial statements of Telecential Communications (Canada) Limited and Telecential Communications (UK) Limited, included in Amendment Number 1 to the Registration Statement on Form S-3/Form S-2 and related Prospectus for the registration of common stock of NTL Incorporated and Convertible Subordinated Notes of NTL Communications Corporation.




Deloitte & Touche                              /s/ Deloitte & Touche
Chartered Accountants
Bracknell, England

July 6, 1999